Exhibit 10.1

NORDSON CORPORATION

28601 Clemens Road

Westlake, OH 44145-1119

June 4, 2014

(Amended June 24, 2014)

Personal and Confidential

Peter G. Lambert

9085 Waits Ferry Cr

Johns Creek GA. 30097

Dear Peter,

This letter sets forth the terms of your resignation as an executive officer of Nordson Corporation (Nordson) and the terms of a paid leave of absence through January 30, 2015, conditioned upon you signing: (i) this letter agreement (“Agreement”); (ii) the attached Primary Release of Claims (Exhibit 1) within twenty-one (21) days of the date of this letter; and (iii) the attached Secondary Release of Claims (Exhibit 2) during the period from January 30, 2015 through February 21, 2015, or within twenty-one (21) days following your voluntary termination of employment prior to expiration of the leave of absence period. All payments and benefits are also subject to your not revoking any of the Release of Claims during the applicable revocation periods.

1. Cessation of Status as an Officer. Effective June 6, 2014, your status as an executive officer of Nordson, and of any subsidiaries and other affiliates of Nordson of which you are an officer, and your status as a director of The Nordson Corporation Foundation will cease. Accordingly, you will not hold yourself out as being an officer or director, or as having any authority to bind, Nordson, any such subsidiary or affiliate, or The Nordson Corporation Foundation. You agree to execute any documents necessary to reflect the change in status.

Even though you will no longer be an officer of Nordson or of any subsidiary or other affiliate of Nordson, certain restrictions will apply to any purchase or sale of Nordson Common Shares by you. By signing this Agreement, you acknowledge that you have received the summary of those restrictions that is attached to this Agreement as Exhibit 3 hereto and agree that you will comply with those restrictions.

2. Paid Leave of Absence and Transitional Support. You will be placed on a paid leave of absence commencing June 6, 2014 through January 30, 2015 at which time you will be eligible to elect to retire from Nordson Corporation. During this paid leave of absence you agree to provide support for the transition of your managerial duties to other Nordson employees. The paid leave of absence expires the earlier of (i) the expiration of the leave period or (ii) the date you choose to voluntarily terminate your employment with Nordson.

3. Compensation During the Leave of Absence. As part of the consideration for you to execute the Primary Release of Claims (Exhibit 1), Nordson will continue to pay you your FY 2014 base salary on a biweekly basis through the leave of absence period.

4. FY 2014 Cash Incentive Award. As part of the consideration for you to execute the Primary Release of Claims (Exhibit 1), you will receive payment for the FY 2014 Cash Incentive Award on the settlement date of the Award, based on a full year of participation. You will not receive a FY 2015 Incentive Cash Award.

5. Performance Share Awards. As part of the consideration for you to execute the Primary Release of Claims (Exhibit 1), the FY 2012-2014, FY 2013-2015 and FY 2014-2016 Performance Share Awards will be paid on their respective settlement date as follows:

•	FY 2012-2014: Full payout at actual results, paid in shares on settlement date (Jan. 2015);

•	FY 2013-2015: 27/36ths of actual payout, paid in shares on settlement date (Jan. 2016; and

•	FY 2014-2016: 15/36ths of actual payout, paid in shares on settlement date (Jan 2017)

Should you voluntarily terminate your employment prior to the expiration of the leave of absence period, the prorata payouts for the FY 2013-2015 and FY 2014-2016 Performance Share Awards will be adjusted accordingly.

6. Stock Options and Restricted Stock. Unvested stock options and unvested restricted stock granted previously to you under the Amended and Restated Nordson Corporation 2008 Long-Term Performance Plan and Nordson Corporation 2012 Stock Incentive and Award Plan (collectively, the “Plans”) will vest according to the terms of grant for the respective grants and terms of the Plans. No additional stock options or restricted stock will be granted to you.

As part of the consideration for you to execute the Primary Release of Claims (Exhibit 1), should you voluntarily terminate your employment with Nordson prior to the expiration of the leave of absence, stock options and restricted stock then remaining unvested will vest as if you were age 55 on the date your employment with Nordson terminates. Further in such event, your ability to exercise vested stock options will be accordance with terms of grant and rules of the Plans governing the exercise of stock options for Nordson employees who elect to retire at age 55 (early retirement).

7. Health Care Coverage; Pension Plan; 401(k) Plan Through the paid leave of absence period you will continue to participate in the Nordson health care program; Nordson Salaried Employees’ Pension Plan and Nordson Employees Savings Trust Plan (401(k)),

and other welfare benefit plans extended to other full time employees, such as long term disability and life insurance coverage. For the period of the leave of absence, you will be reimbursed for tax planning assistance up to a $5,000 maximum.

8. Payment at the Conclusion of the Leave of Absence. As part of the consideration for you to execute the Secondary Release of Claims (Exhibit 2), you will receive a lump sum payment equal to 4 months of FY 2014 base pay - One Hundred Ten Thousand Dollars ($110,000) - following the expiration of the paid leave of absence period. This payment will be made within (14) fourteen days after you have executed the Secondary Release of Claims (Exhibit 2) and the Release becomes non-revocable.

Should you voluntarily terminate your employment with Nordson prior to the expiration of the leave of absence, and provided you abide by the restrictive covenants outlined below in Section 15 and sign the Secondary Release of Claims (Exhibit 2), the payment of this severance benefit will be accelerated. However, you will not receive the Cobra payment outlined in Section 12 below.

9. Retiree Benefits, Including Medical Insurance Coverage and Life Insurance. If you elect to retire under the Nordson Corporation Salaried Employees Pension Plan on or after the date you become eligible for early retirement, Nordson will provide you and your family with all benefits extended to retirees of the Company, including but not limited to medical insurance coverage and retiree life insurance, as and to the extent provided by Nordson’s programs for retirees, as those programs may be amended from time to time.

10. Excess Pension Benefit and Deferred Compensation. Distribution of your account balance in the 2005 Excess Defined Benefit Pension Plan and 2005 Officers’ Deferred Compensation Plan also will be determined by the current distribution election on file and terms of those plans, respectfully, subject to the payout deferral rules under Section 409A of the Internal Revenue Code.

11. Outplacement Services. You will receive outplacement services provided by Right Management Consultants or other firm retained by Nordson to provide such services.

12. Health Care Continuation. Loss of health care coverage is considered a “qualifying event” under federal law governing health care coverage (“Cobra”). Under Cobra, you are permitted to continue health care coverage at your expense for a period of up to 18 months following a loss of coverage.

Should you elect not to commence a pension benefit February 1, 2015 you may continue health care coverage for 18-months provided you make premium payments to Nordson’s Cobra administrator (currently United Health Care). As further consideration for executing the Secondary Release of Claims (Exhibit 2), Nordson will reimburse you for (4) four months of Cobra continuation coverage should you timely elect such coverage. Payment of premiums for the balance of the Cobra continuation period will be your responsibility. Specifics of the health care continuation program will be mailed to you separately.

Any health care continuation will cease if during the 18-month period you become covered under a health care program which offers coverage similar to that available to Nordson employees.

13. Nordson Equipment and Property. As soon as practicable, you will return to Nordson any equipment and property that belongs to Nordson, and all materials that contain any Nordson confidential or proprietary information (including any electronic storage devices), that you may have in your possession. You will be given access to your former office at Nordson to obtain your personal effects at a time agreed upon by you and Nordson.

14. Employment Retention Agreement. The Employment Retention Agreement between you and Nordson that is effective upon a change in control is also hereby terminated effective June 6, 2014.

15. Restrictive Covenants.

a. Prohibited Services to a Conflicting Business After Termination of Employment.

Upon the termination of your employment, whether voluntarily or involuntarily and regardless of the reason, you agree that, for a period of two (2) years, you will not accept employment with, assist or otherwise be engaged by, in, or associate with a competitive business which, in whole or in part, engages in or provides activities, products or services that are the same as or similar to the activities, products or services engaged in or provided by Nordson, and

(1) where your activities/duties for or on behalf of the competitive business are, in whole or in part, the same, similar or substantially related to the activities/duties you performed within the last two (2) years of your employment with Nordson, and

(2) where your activities/duties for or on behalf of the competitive business are performed and/or have the effect of benefitting the competitive business in any territory where you are working at the time of termination, and/or where your activities/duties for or on behalf of the competitive business are performed and/or have the effect of benefitting the competitive business within the geographic area that, at the time of termination, Nordson actively engaged in, marketed, produced and/or sold its activities, products and/or services.

For purposes of this Section 15, the activities, products, or services described herein are those related to the description of the Nordson businesses set forth in the Company’s Form 10-K Annual Report for FY 2014 and prospective FY 2105 and FY 2016 Form 10-K

Annual Report. A copy of the FY 2105 and FY 2016 Form 10-K will be provided to you and will be available on the Nordson website – www.nordson.com – once filed with the Securities and Exchange Commission.

b. Non-Solicitation.

During the term of your employment or association with Nordson and for a period of two (2) years after the termination thereof (whether voluntary or involuntary and regardless of the reason, you agree that you will not, in any manner whatsoever, directly or indirectly (i) induce, or assist others to induce, any employee, broker, agent, representative, independent contractor or other person or entity who performs work for, on behalf of, or in conjunction with Nordson to terminate or otherwise limit his/her/its relationship with Nordson or in any manner interfere with the relationship between Nordson and him/her/it, and/or (ii solicit or attempt to solicit, directly or by assisting others, any business in competition with Nordson from any of Nordson’s customers, including actively seeking prospective customers, with whom you had Material Contact during your employment or association with Nordson.

Material Contact means the contact between you and each customer or potential customer: (a) with whom/which you dealt on behalf of Nordson; (b) whose dealings with Nordson were supervised or coordinated by you; (c) about whom you obtained confidential information and/or trade secrets in the ordinary course of business as a result of your association with Nordson; or, (d) who receives products or services authorized by Nordson, the sale or provision of which results or resulted in compensation, commissions, or earnings for you within two (2) years prior to the date of the termination of your employment with Nordson.

16. Confidentiality; Nondisparagement; Cooperation. In consideration of payments and benefits to be provided to you by Nordson pursuant to this Agreement:

a.	You will not reveal any information regarding the substance of this Agreement to any person or entity other than (i) your wife, (ii) your personal accountant or other person preparing your tax returns, and (iii) counsel retained by you in connection with this Agreement, and you will be responsible to see to it that none of these people reveals any information regarding the substance of this Agreement to any other person or organization.

b.	You will not disparage, attempt to discredit, or otherwise call into disrepute Nordson, its affiliates, successors, assigns, officers, directors, employees, or agents (in their capacity as agents of Nordson), or any of their products or services, in any manner that might damage the business or reputation of Nordson or its affiliates, successors, assigns, officers, directors, employees, or agents. The preceding sentence applies to any statement that disparages, discredits, or calls into disrepute without regard to the truth or falsehood of the statement.

c.	You will not assist any party other than Nordson in any litigation or investigation against Nordson or its affiliates, successors, assigns, officers, directors, employees, or agents with respect to any facts or circumstances existing at any time on or before the Termination Date, except as may be required by law. If you believe any such action is required by law, you will use your best efforts to afford Nordson the opportunity to raise any objection that Nordson may have to the purported requirement that such action be taken by you.

Your obligations under this paragraph 16 will remain in effect without any limitation as to time.

17. Certain Statements and Procedures.

a. Nordson will make the following statement regarding your termination of employment:

“Peter Lambert has resigned as an executive officer of Nordson to pursue other opportunities. During his tenure with Nordson, Peter Lambert made a significant contribution to the growth and profitability of the Company, and we wish him continued professional and personal success in his future endeavors.”

b. You may make the following statement regarding your termination of employment:

“I elected to resign from my employment with Nordson to pursue other opportunities. I wish Nordson continued success in the future.”

c. If you request Nordson or any of its officers, directors, employees, or agents to provide to any prospective employer a recommendation or evaluation of your services to Nordson, they will be permitted to provide the recommendation or evaluation to the employer. In that event, you hereby waive any claim that you may have against them by reason of the disclosure of the recommendation or evaluation, including any claim that the recommendation or evaluation is unfair in any respect.

d. Notwithstanding the foregoing, either party may communicate with its or his own counsel, with counsel for the other party, and with such other agents or representatives of the other party as may be authorized by the other party.

18. Injunctive Relief. In the event of a breach by you of your obligations under this Agreement, Nordson will be entitled to an injunction against any further breach, as well as money damages suffered by it or any of the beneficiaries of the Primary and Secondary Release of Claims as a result of the breach.

19. Legal Fees. If either party to this Agreement brings any suit or action to enforce or seek damages for breach of this Agreement, the parties agree that the court in which the suit or action is brought may, in its discretion, award to the prevailing party recovery of his or its reasonable legal fees and expenses incurred in the suit or action.

20. Governing Law; Venue. This Agreement will be governed by the laws of the State of Ohio applicable to contracts made and to be performed entirely within that state. Any suit, action, or other legal proceeding arising out of or relating to this Agreement may only be brought in the Court of Common Pleas of Cuyahoga County, Ohio. Nordson and you each (a) consents to the jurisdiction of that court in any such suit, action, or proceeding and (b) waives, to the fullest extent permitted by applicable law, any objection that it or he may have to the laying of venue of any such suit, action, or proceeding in that court and any claim that any such suit, action, or proceeding has been brought in an inconvenient forum.

21. Tax Withholding; IRS Code Section 409(A). All payments to be made by Nordson pursuant to this Agreement are subject to applicable federal, state, and local tax withholding and will be made in accordance with Section 409A of the Internal Revenue Code.

22. Entire Agreement, Binding Nature. This Agreement hereby sets forth the entire agreement between you and Nordson regarding the termination of your employment with Nordson and will be binding upon and inure to the benefit of you and your heirs, executors, administrators, personal representatives, successors, and assigns and Nordson and its successors and assigns.

Sincerely,

NORDSON CORPORATION

By

Shelly Peet,
Vice President

I hereby accept and agree to all of the terms of this Letter Agreement.

Peter G. Lambert

Date: June     , 2014

EXHIBIT 1

Primary Release of Claims

In order to receive the benefits being offered to you and as described in the letter dated June 4, 2014 from Shelly Peet, Vice President, Human Resources, as amended June 23, 2014, you are required to sign the attached Primary Release of Claims (“Release”).

You have until 5:00 p.m. ET on June 27, 2014 to submit your signed Release to Shelly Peet. You may sign the Release any time before June 27, 2014. You may cancel a signed Release by giving Shelly Peet written notice within seven (7) days from the date you sign the Release. The Release will not be effective or enforceable until the seven (7) day cancellation period has expired.

The benefits being offered to you in exchange for the Release are in place of any other severance or separation pay or health care continuation benefits which you otherwise would have received as a result of your employment with Nordson Corporation.

Signing this Release does not affect your right to receive benefits for which you are qualified under any company-sponsored retirement plans or any company-sponsored welfare benefit plans.

Before you sign the Release, you have the right to have it reviewed by an attorney. We encourage you to do so to thoroughly understand the effect of signing the Release on your legal rights.

PRIMARY RELEASE OF CLAIMS

(“Release”)

A.	CONSIDERATION FOR THE RELEASE

In exchange for Nordson Corporation providing me the benefits outlined in a letter agreement (the “Agreement”) dated June 4, 2014 from Shelly Peet, as amended June 23, 2014, which benefits I acknowledge to be good and sufficient consideration I am not otherwise entitled to receive, I, on behalf of myself, my heirs, administrators, executors and assigns, release Nordson Corporation, its directors, officers, employees, successors and assigns (the “parties being released”), from any and all claims, demands or causes of action of any nature which have/may have arisen through the date of this Release and out of my employment with Nordson Corporation.

B.	SPECIFIC CLAIMS BEING RELEASED

By signing this Release, I expressly understand that I am giving up any opportunity to file a claim or lawsuit seeking compensation, damages or other forms of relief for me personally under, but not limited to, the following:

•	Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (gender/sex, race, color, national origin or religion discrimination);

•	Civil Rights Act of 1866 (race discrimination)

•	the Age Discrimination in Employment Act (age discrimination);

•	the Americans With Disabilities Act of 1993 (mental or physical disability discrimination);

•	Equal Pay Act of 1973 (gender discrimination);

•	Rehabilitation Act of 1973 (mental or physical disability discrimination);

•	Fair Labor Standards Act (minimum wage and overtime);

•	the Worker Adjustment and Retraining Notification Act of 1988 and any state law concerning facility closures (WARN Act)

•	Family and Medical Leave Act (unpaid leaves for serious health conditions);

•	Employee Retirement Income Security Act of 1974 (pension and employee welfare benefit plans);

•	any other applicable federal, state or local law or federal Executive Order addressing terms or conditions of employment, discrimination, civil rights, retaliation (including, but not limited to, claims under 42 U.S.C. § 1981) or unlawful employment practices; or

•	any state common law action in tort or in contract such as breach of expressed or implied contract of employment or wrongful discharge from employment; or

•	all claims for severance pay, other than as outlined or described in the Agreement.

I also understand that by signing this Release I am waiving my right to have the Equal Employment Opportunity Commission and/or state agency having jurisdiction seek compensation, damages or other relief for me personally based on an employment practice of Nordson Corporation.

C.	RIGHTS NOT BEING RELEASED

Though I have agreed not to seek compensation, damages or other relief on my own behalf, by signing this Release (and by signing the Agreement), I understand that I am not waiving my right to:

(i) file a charge of discrimination against Nordson Corporation with the Equal Employment Opportunity Commission and/or state agency having jurisdiction;

(ii) testify, assist or participate in any investigation or proceeding initiated by the Equal Employment Opportunity Commission and/or state agency having jurisdiction concerning an alleged discriminatory employment practice of Nordson Corporation;

(iii) bring a claim or lawsuit against Nordson Corporation that may arise after the date I sign this Release; or

(iv) file a claim or charges with any other governmental agency that is responsible for enforcing a law or from cooperating, participating, or assisting in any governmental agency or regulatory authority investigation or proceeding.

Notwithstanding the foregoing, I agree and understand that I will not accept or be entitled to any further personal relief, recovery, or monetary damages from any source whatsoever with respect to any claim that has been released in Section B of this Release, and that this Release shall control and is the exclusive remedy as to any of the claims released herein.

D.	ADDITIONAL INFORMATION

I understand that:

•	I have the opportunity to consult with an attorney before signing this Release;

•	I have until 5:00 p.m. ET on June 27, 2014 to submit the signed Release; and

•	I have the right to cancel a signed Release by notifying Nordson Corporation of this cancellation in writing within seven days after the date I sign this Release.

•	This Release will not become effective and enforceable until the seven (7) day cancellation period has expired.

I agree that in the event any provision of this Release is determined to be invalid, ineffective or otherwise unenforceable, the remaining provisions remain in effect and enforceable.

I promise to keep the terms of this Release strictly confidential; provided, however, that nothing herein shall prohibit me from discussing this Release with my spouse, my lawyer, or my accountant, other financial advisors, or from disclosing this Release to the extent required by law or as necessary to enforce it. I agree that any such persons or entities to whom I disclose this Release shall also be bound by the terms of this confidentiality provision; and, I agree to take appropriate steps to ensure that confidentiality is maintained by person or entity to whom authorized disclosure is made. Any breach by me or any of the persons or entities to whom authorized disclosure is made shall be deemed a material breach of this Release by me. I agree to promptly repay to Nordson the gross amount of the severance paid to me under this Release, should such a breach of this Confidentiality provision occur. I understand that the confidentiality restrictions of this paragraph extend to and expressly prohibit disclosure through social media, including but not limited to, blogs, virtual worlds, social or professional networking websites, and/or video sharing websites.

My signing this Release serves as my acknowledgment that I fully understand the contents of this Release and that my release of Nordson Corporation and the parties being released is knowing and voluntary.

Accepted and Agreed to:

Date: June , 2014

Peter J. Lambert

EXHIBIT 2

Secondary Release of Claims

(“Release”)

A.	CONSIDERATION FOR THE RELEASE

In exchange for Nordson Corporation providing me the benefits following the expiration of a leave of absence and as outlined in a letter agreement (the “Agreement”) dated June 4, 2014 from Shelly Peet, as amended June 23, 2014, which benefits I acknowledge to be good and sufficient consideration I am not otherwise entitled to receive, I, on behalf of myself, my heirs, administrators, executors and assigns, release Nordson Corporation, its directors, officers, employees, successors and assigns (the “parties being released”), from any and all claims, demands or causes of action of any nature which have/may have arisen through the date of this Release and out of my employment with Nordson Corporation.

B.	SPECIFIC CLAIMS BEING RELEASED

By signing this Release, I expressly understand that I am giving up any opportunity to file a claim or lawsuit seeking compensation, damages or other forms of relief for me personally under, but not limited to, the following:

•	Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (gender/sex, race, color, national origin or religion discrimination);

•	Civil Rights Act of 1866 (race discrimination)

•	the Age Discrimination in Employment Act (age discrimination);

•	the Americans With Disabilities Act of 1993 (mental or physical disability discrimination);

•	Equal Pay Act of 1973 (gender discrimination);

•	Rehabilitation Act of 1973 (mental or physical disability discrimination);

•	Fair Labor Standards Act (minimum wage and overtime);

•	the Worker Adjustment and Retraining Notification Act of 1988 and any state law concerning facility closures (WARN Act)

•	Family and Medical Leave Act (unpaid leaves for serious health conditions);

•	Employee Retirement Income Security Act of 1974 (pension and employee welfare benefit plans);

•	any other applicable federal, state or local law or federal Executive Order addressing terms or conditions of employment, discrimination, civil rights, retaliation (including, but not limited to, claims under 42 U.S.C. § 1981) or unlawful employment practices; or

•	any state common law action in tort or in contract such as breach of expressed or implied contract of employment or wrongful discharge from employment; or

•	all claims for severance pay, other than as outlined or described in the Agreement.

I also understand that by signing this Release I am waiving my right to have the Equal Employment Opportunity Commission and/or state agency having jurisdiction seek compensation, damages or other relief for me personally based on an employment practice of Nordson Corporation.

C.	RIGHTS NOT BEING RELEASED

Though I have agreed not to seek compensation, damages or other relief on my own behalf, by signing this Release (and by signing the Agreement), I understand that I am not waiving my right to:

(i) file a charge of discrimination against Nordson Corporation with the Equal Employment Opportunity Commission and/or state agency having jurisdiction;

(ii) testify, assist or participate in any investigation or proceeding initiated by the Equal Employment Opportunity Commission and/or state agency having jurisdiction concerning an alleged discriminatory employment practice of Nordson Corporation;

(iii) bring a claim or lawsuit against Nordson Corporation that may arise after the date I sign this Release; or

(iv) file a claim or charges with any other governmental agency that is responsible for enforcing a law or from cooperating, participating, or assisting in any governmental agency or regulatory authority investigation or proceeding.

Notwithstanding the foregoing, I agree and understand that I will not accept or be entitled to any further personal relief, recovery, or monetary damages from any source whatsoever with respect to any claim that has been released in Section B of this Release, and that this Release shall control and is the exclusive remedy as to any of the claims released herein.

D.	ADDITIONAL INFORMATION

I understand that:

•	I have the opportunity to consult with an attorney before signing this Release;

•	I have until 5:00 p.m. ET on (date to be inserted upon expiration of the leave of absence or earlier occurring voluntary termination of employment) to submit the signed Release; and

•	I have the right to cancel a signed Release by notifying Nordson Corporation of this cancellation in writing within seven days after the date I sign this Release.

•	This Release will not become effective and enforceable until the seven (7) day cancellation period has expired.

I agree that in the event any provision of this Release is determined to be invalid, ineffective or otherwise unenforceable, the remaining provisions remain in effect and enforceable.

I promise to keep the terms of this Release strictly confidential; provided, however, that nothing herein shall prohibit me from discussing this Release with my spouse, my lawyer, or my accountant, other financial advisors, or from disclosing this Release to the extent required by law or as necessary to enforce it. I agree that any such persons or entities to whom I disclose this Release shall also be bound by the terms of this confidentiality provision; and, I agree to take appropriate steps to ensure that confidentiality is maintained by person or entity to whom authorized disclosure is made. Any breach by me or any of the persons or entities to whom authorized disclosure is made shall be deemed a material breach of this Release by me. I agree to promptly repay to Nordson the gross amount of the severance paid to me under this Release, should such a breach of this Confidentiality provision occur. I understand that the confidentiality restrictions of this paragraph extend to and expressly prohibit disclosure through social media, including but not limited to, blogs, virtual worlds, social or professional networking websites, and/or video sharing websites.

My signing this Release serves as my acknowledgment that I fully understand the contents of this Release and that my release of Nordson Corporation and the parties being released is knowing and voluntary.

Accepted and Agreed to:

Date: , 201

Peter J. Lambert

EXHIBIT 3

Stock Transfer Issues Arising Out of

Termination of Officer Status

Insider Trading Prohibition.

The prohibition on trading in Nordson Common Shares while you are in possession of non-public, material information about Nordson will continue to apply to you after you cease to be an officer of Nordson.

Transaction by Section 16 Officers.

You have been subject to Section 16 and the requirement that any profits on purchases and sales within six months be disgorged to Nordson.

After you cease to be an officer, you will no longer be subject to Section 16 except that any purchase or sale of Nordson shares by you after you cease to be an officer may be matched with any sale or purchase that was made during the preceding six months while you were an officer of Nordson.

Accordingly, since your last transaction in Nordson Common Shares was a sale of 2,000 shares on January 9, 2014, you are prohibited from purchasing Nordson Common Shares before July 9, 2014. There is no prohibition under Section 16 to your selling Nordson Common Shares

Please contact Bob Veillette if you have any questions.